Exhibit 99.1

Ur-Energy Releases 2018 Q1 Results

Littleton, Colorado (PR Newswire – May 4, 2018) Ur-Energy Inc. (NYSE American:URG TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Form 10-Q for the quarter ended March 31, 2018, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com.

Chairman of Ur-Energy, Jeff Klenda said, “Delivering purchased pounds into our 2018 term contracts has permitted us to grow our inventory while also having strong cash flow. In the first quarter, we purchased 370,000 pounds at an average cost of $25.00 per pound, which allowed us to increase our ending inventory by 74,000 pounds  and led to gross profits $9.9 million, or gross profit margins of approximately 50%. Our strategy has allowed us to retain our most experienced operators, build inventory, and preserve our resources. In what we are convinced is a changing uranium market, this will position us to be able to quickly ramp up production to respond to improved market conditions at a time where operational and production leverage will have primary importance.”

Lost Creek Uranium Production and Sales

During the three months ended March 31, 2018, a total of 84,047 pounds of U3O8 were captured within the Lost Creek plant. 79,961 pounds were packaged in drums and 73,515 pounds of the drummed inventory were shipped to the conversion facility. We sold 380,000 pounds of U3O8 during the period of which 370,000 pounds were purchased. Inventory, production and sales figures for the Lost Creek Project are presented in the following tables.

Production and Production Costs	Unit	2018 Q1	2017 Q4	2017 Q3	2017 Q2

Pounds captured	lb	84,047	67,982	52,812	65,257
Ad valorem and severance tax	$000	$179	$160	$119	$227
Wellfield cash cost (1)	$000	$671	$686	$743	$599
Wellfield non-cash cost (2)	$000	$403	$575	$730	$780
Ad valorem and severance tax per pound captured	$/lb	$2.13	$2.35	$2.25	$3.48
Cash cost per pound captured	$/lb	$7.98	$10.09	$14.07	$9.18
Non-cash cost per pound captured	$/lb	$4.79	$8.44	$13.82	$11.95

Pounds drummed	lb	79,961	60,461	48,336	70,833
Plant cash cost (3)	$000	$1,226	$1,210	$1,120	$1,267
Plant non-cash cost (2)	$000	$492	$493	$494	$491
Cash cost per pound drummed	$/lb	$15.33	$20.01	$23.17	$17.93
Non-cash cost per pound drummed	$/lb	$6.15	$8.15	$10.20	$6.93

Pounds shipped to conversion facility	lb	73,515	73,367	36,797	74,406
Distribution cash cost (4)	$000	$19	$48	$24	$26
Cash cost per pound shipped	$/lb	$0.26	$0.65	$0.65	$0.35

Pounds purchased	lb	370,000	-	109,000	210,000
Purchase costs	$000	$9,251	$-	$2,196	$4,870
Cash cost per pound purchased	$/lb	$25.00	$-	$20.15	$23.19

Notes:

[1]	Wellfield cash costs include all wellfield operating costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include the amortization of the investment in the mineral property acquisition costs and the depreciation of plant equipment, and the depreciation of their related asset retirement obligation costs. The expenses are calculated on a straight line basis so the expenses are typically constant for each quarter. The cost per pound from these costs will therefore typically vary based on production levels only.
[3]	Plant cash costs include all plant operating costs and site overhead costs.
[4]	Distribution cash costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Sales and cost of sales	Unit	2018 Q1	2017 Q4	2017 Q3	2017 Q2

Pounds sold	lb	380,000	-	289,000	241,000
U3O8 sales	$000	$19,663	$-	$11,674	$11,797
Average contract price	$/lb	$52.50	$-	$40.39	$48.95
Average spot price	$/lb	$23.75	$-	$-	$-
Average price per pound sold	$/lb	$51.74	$-	$40.39	$48.95

U3O8 cost of sales (1)	$000	$9,758	$376	$11,157	$6,573
Ad valorem and severance tax cost per pound sold	$/lb	$2.30	$-	$3.15	$4.26
Cash cost per pound sold	$/lb	$31.20	$-	$29.11	$31.54
Non-cash cost per pound sold	$/lb	$17.20	$-	$17.52	$19.13
Cost per pound sold - produced	$/lb	$50.70	$-	$49.78	$54.93
Cost per pound sold - purchased	$/lb	$25.00	$-	$20.15	$23.19
Average cost per pound sold	$/lb	$25.68	$-	$38.61	$27.26

U3O8 gross profit	$000	$9,905	$(376)	$517	$5,224
Gross profit per pound sold	$/lb	$26.06	$-	$1.78	$21.68
Gross profit margin	%	50.4%	0.0%	4.4%	44.3%

Ending Inventory Balances
Pounds
In-process inventory	lb	28,937	26,796	22,306	19,010
Plant inventory	lb	15,504	9,043	21,948	10,446
Conversion facility inventory	lb	159,296	94,077	17,813	160,094
Total inventory	lb	203,737	129,916	62,067	189,550

Total cost
In-process inventory	$000	$416	$315	$221	$352
Plant inventory	$000	$538	$369	$824	$479
Conversion facility inventory	$000	$6,044	$3,831	$675	$6,620
Total inventory	$000	$6,998	$4,515	$1,720	$7,451

Cost per pound
In-process inventory	$/lb	$14.38	$11.76	$9.92	$18.46
Plant inventory	$/lb	$34.70	$40.81	$37.53	$45.85
Conversion facility inventory	$/lb	$37.94	$40.72	$37.89	$41.35

Notes:

[1]	Cost of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Cost table) adjusted for changes in inventory values.

U3O8 sales of $19.7 million for 2018 Q1 were based on selling 380,000 pounds at an average price of $51.74. We made one spot sale during the quarter for 10,000 pounds at $23.75 to establish our taxation basis for calculating severance and ad valorem taxes. The 370,000 pounds sold under term contracts were purchased for an average price of $25.00 per pound. For the quarter, our cost of sales totaled $9.8 million at an average cost of $25.68 per pound.

On a cash basis, the average cost per pound sold was $25.16, which yielded average cash margins of $26.58 per pound and generated cash gross profits of $10.1 million during the quarter. The average cash cost per pound sold was composed of produced and purchased pounds. The cash cost per produced pound sold was $31.20 and the cash cost per purchased pound sold was $25.00. Total gross profit was $9.9 million, or a gross profit margin of approximately 50%.

Total Cost Per Pound Sold Reconciliation	Unit	2018 Q1	2017 Q4	2017 Q3	2017 Q2

Ad valorem & severance taxes	$000	$179	$160	$119	$227
Wellfield costs	$000	$1,074	$1,260	$1,473	$1,379
Plant and site costs	$000	$1,718	$1,703	$1,614	$1,761
Distribution costs	$000	$19	$48	$24	$26
Inventory change	$000	$(2,483)	$(2,795)	$5,731	$(1,690)
Cost of sales - produced	$000	$507	$376	$8,961	$1,703
Cost of sales - purchased	$000	$9,251	$-	$2,196	$4,870
Total cost of sales	$000	$9,758	$376	$11,157	$6,573

Pounds sold produced	lb	10,000	-	180,000	31,000
Pounds sold purchased	lb	370,000	-	109,000	210,000
Total pounds sold	lb	380,000	-	289,000	241,000

Average cost per pound sold - produced (1)	$/lb	$50.70	$-	$49.78	$54.93
Average cost per pound sold - purchased	$/lb	$25.00	$-	$20.15	$23.19
Total average cost per pound sold	$/lb	$25.68	$-	$38.61	$27.27

[1]	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above inventory, production and sales table.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Continuing Guidance for 2018

At the end of the first quarter of 2018, the average spot price of U3O8, as reported by Ux Consulting Company, LLC and TradeTech, LLC, was approximately $21.05 per pound. Market fundamentals have not changed sufficiently to warrant the accelerated development of MU2. We anticipate completing the third planned header house in MU2 in early May 2018, which will allow us to meet our projected production level of 250,000 to 300,000 pounds drummed for the year.

Through March 31, 2018, we sold 370,000 pounds of U3O8 under term contracts at an average price of approximately $52.50 per pound and 10,000 pounds of U3O8 under a spot sale for $23.75 per pound. We purchased 370,000 pounds at an average cost of $25.00 per pound. The remaining 10,000 pounds were delivered from our produced inventory. We have one final term contract sale for 100,000 pounds at $37.90 scheduled to take place in early June 2018 for which we have a U3O8 purchase contract for 90,000 pounds at $22.25 per pound.

We expect to bring the third MU2 header house on line in Q2 2018 and the production target for that same period is between 85,000 and 95,000 pounds U3O8 dried and drummed. Full year 2018 guidance, similar to 2017, estimates production of between 250,000 and 300,000 pounds, but our production rate may be adjusted based on operational matters and other indicators in the market.

As at May 2, 2018, our unrestricted cash position was $6.3 million.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than two million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and we have begun to submit applications for permits and licenses to construct and operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO
866-981-4588
Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of production; ability to deliver into existing contractual obligations; whether the Company’s long term contracts adequately protect against market volatility; and whether our overall strategy will permit ramp up to changing market conditions for greatest operational leverage) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.